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                                                                      Exhibit 99
NEWS RELEASE

FOR IMMEDIATE RELEASE                                      FOR MORE INFORMATION:
                                                    Gregg Waldon, Stellent, Inc.
                                                                  (952) 903-2003
                                                       gregg.waldon@stellent.com

                                                   Amanda Kohls or Fred Haberman
                                                     Haberman & Associates, Inc.
                                                                  (612) 338-3900
                                                          amanda@habermaninc.com
                                                            fred@habermaninc.com


STELLENT ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS

REVENUE EXCEEDS CONSENSUS ANALYST ESTIMATES AND PRIOR COMPANY GUIDANCE

EDEN PRAIRIE, MN, OCT. 2, 2003-- Stellent, Inc. (Nasdaq: STEL), a global provider of content management solutions, today announced that based on a preliminary, unaudited analysis of its results of operations, it expects to report total revenues of approximately $18.4 million for the second quarter of its fiscal year 2004, ended Sept. 30, 2003.

     Stellent's second quarter financial results are scheduled to be released on Tuesday, Oct. 21, 2003, after the close of the market. The company will host a second quarter earnings conference call for investors on Tuesday, Oct. 21, 2003 at 4:00 p.m. CDT. Callers in the United States can dial 1-877-314-0396, and international callers can dial 1-706-643-3716 (conference ID is "Stellent, Inc.").

ABOUT STELLENT, INC.

     Stellent, Inc. (www.stellent.com) is a global provider of content management solutions. The company's Stellent Content Management system enables customers to rapidly deploy line-of-business Web sites, such as employee portals and partner extranets, as well as enterprise-wide solutions that standardize content management for use by multiple sites and applications throughout an organization. Stellent has been ranked one of the top three content management vendors by industry analyst firms Gartner Dataquest, Giga Information Group and Aberdeen Group, and has more than 1,500 customers, including much of the Global 2000. Its customer roster includes Procter & Gamble, Merrill Lynch, Los Angeles County, British Red Cross, ING, Target Corp., Janus, Emerson Process Management and various BlueCross BlueShield organizations across 15 states. Stellent is headquartered in Eden Prairie, Minn. and maintains offices throughout the United States, Europe and Asia-Pacific.

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Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties including, without limitation, risks of intellectual property litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company's products, risks of downturns in economic conditions generally and in the Web content management tools and intranet information management markets specifically, risks associated with competition and competitive pricing pressures, risks associated with foreign sales and higher customer concentration and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Stellent and the Stellent logo are registered trademarks or trademarks of Stellent, Inc. in the USA and other countries. Outside In and Quick View Plus are registered trademarks of Stellent Chicago, Inc. in the USA and other countries. All other trade names are the property of their respective owner.